Exhibit 99.1

Magnolia Solar Corporation Commences Trading Under New Symbol “MGLT”

WOBURN, MA--(Market Wire) - Magnolia Solar Corporation (OTC: MGLT.OB), a developer of nanostructure-based thin film, high efficiency solar cells, announced the completion of a merger transaction and the commencement of its stock trading under the symbol “MGLT” on the OTC Bulletin Board on Monday, February 8, 2010. In connection with the merger, Magnolia Solar acquired 100% of the issued and outstanding capital of Magnolia Solar, Inc. through the sale of original issue discount secured convertible debentures and warrants.

Dr. Ashok K. Sood, the President and CEO of Magnolia Solar Corporation, said, "We are delighted to begin trading on the OTC Bulletin Board and look forward to being a key player for developing high efficiency, low cost thin-film solar cells for clean energy solutions.”

About Magnolia Solar Corporation:

Magnolia Solar Corporation, through its wholly-owned subsidiary, Magnolia Solar, Inc. is seeking to commercialize its nanotechnology-based, high efficiency, thin film technology that can be deposited on glass and other flexible structures. This technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's efficiency thereby reducing the cost per watt.

The Company intends to become a highly competitive, low cost provider of thin-film photovoltaic modules for terrestrial applications for defense and commercial markets. Magnolia's primary goal is to introduce modules that offer significant cost savings per watt over traditional silicon based solar cells. Its technology solution is suitable for use in electrical grid and distributed power requirements such as lighting, residential, and commercial applications..

For more information, please visit www.MagnoliaSolar.com.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Contact:
Yash R. Puri
Executive Vice-President & CFO
Tel: (781) 497-2900
E-Mail: yrpuri@magnoliasolar.com